Exhibit 99.1

CONTACT:  Ralph J. Vaclavik
          President Casinos, Inc.
          St. Louis, Missouri 63102
          314-622-3018
                                                       FOR IMMEDIATE
RELEASE

                     PRESIDENT CASINOS, INC. TO EVALUATE
                          STRATEGIC ALTERNATIVES FOR
                             BILOXI SUBSIDIARIES

ST. LOUIS, MISSOURI, MARCH 11, 2004 -- President Casinos, Inc. (OTC:PREZ) announced today that, in a consensual agreement with certain Bondholders, it has filed the necessary papers with the Bankruptcy Court whereby it will undertake a process to evaluate the strategic alternatives for its Biloxi subsidiaries, President Broadwater Hotel, LLC, President Riverboat Casino-Mississippi, Inc. and Vegas Vegas, Inc. (collectively the "Biloxi Subsidiaries") which may include a sale, joint venture or refinancing. Pursuant to this process, the Biloxi Subsidiaries have retained Innovation Capital Holding, LLC ("Innovation Capital") to assist the Company in reviewing its alternatives and evaluating prospective transaction proposals.

John S. Aylsworth, President and Chief Operating Officer said, "This property is one of the largest aggregated gaming/resort development opportunities in the United States, capable of multiple casino/resort projects. The property has unobstructed access to the Gulf, and for decades the Broadwater name has had high recognition value in the Southeast."

President Casinos, Inc. owns and operates dockside gaming facilities in Biloxi, Mississippi and downtown St. Louis, Missouri, north of the Gateway Arch.

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, lender cooperation, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein. Additional information concerning potential factors that could affect the Company's financial condition, results of operations and expansion projects is included in the filings of the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 2003 and the Company's subsequent Report on Form 10-Q for the quarters ended May 31, 2003, August 31, 2003, and November 30, 2003, all of which risks are incorporated by reference into this press release.

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